Exhibit 99.2
AMENDMENT NUMBER ONE
TO THE
PANDORA MEDIA, INC.
2011 EQUITY INCENTIVE PLAN
WHEREAS, Pandora Media, Inc., a Delaware corporation (the “Company”), maintains the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”);
WHEREAS, pursuant to Section 14(a) of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation; and
WHEREAS, based on recent amendments to applicable accounting standards, the Board has authorized an amendment of the Plan with respect to the permissible tax withholding rate for common stock of the Company to be delivered or withheld to pay a recipient’s required tax obligations.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of February 8, 2017, as follows:

1.	The last sentence of Section 15(d) of the Plan is hereby amended to add the following phrase at the end thereof:

“(or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect and is permitted under applicable IRS withholding rules).”
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IN WITNESS WHEREOF, the Board has caused this instrument to be executed by its duly authorized agent as of February 8, 2017.

PANDORA MEDIA, INC.

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary